Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 2, 2021
Registration Statement Nos. 333-228027 and 333-228027-09

*PRICING DETAILS* $1,620mm+ Toyota Auto Receivables (TAOT) 2021-A
Joint Bookrunners: MUFG (str.), BMO, Credit Agricole and Lloyds
Co-Managers: Scotiabank and US Bancorp

	Prin	Offered	WAL
Cls	Amt ($mm)	Amt ($mm)	(yrs)*	M/F**	Bench	Sprd	Yld (%)	Cpn (%)	Price ($)
A1	331.000	314.450	0.20	P-1/F1+	IntL	-2	0.15013	0.15013	100.00000
A2	574.000	545.300	0.86	Aaa/AAA	EDSF	+0	0.161	0.16	99.99918
A3	638.500	606.570	2.10	Aaa/AAA	IntS	+7	0.269	0.26	99.98144
A4	162.750	154.610	3.46	Aaa/AAA	IntS	+7	0.395	0.39	99.98395

* 1.3% ABS Priced to 5% Call
** Expected Ratings

-TRANSACTION DETAILS-
Expected Timing : PRICED
Transaction Size : $1,750mm Principal Amt ($1,620mm+ Offered)
Registration : SEC Registered
ERISA Eligible : Yes
RR Compliance : US – Yes, EU - No
Min Denoms : $1k x $1k
Expected Ratings : Moody's/Fitch
Bloomberg Ticker : TAOT 2021-A
Exp Settlement : 2/8/2021
First Pay : 3/15/2021
B&D : MUFG

-MARKETING MATERIALS-
Preliminary Prospectus, FWP and CDI File (attached)
Intex Deal Name: mittaot_2021-a Passcode: 42V9

-IDENTIFIERS-
A1 CUSIP: 89240BAA6 | ISIN: US89240BAA61
A2 CUSIP: 89240BAB4 | ISIN: US89240BAB45
A3 CUSIP: 89240BAC2 | ISIN: US89240BAC28
A4 CUSIP: 89240BAD0 | ISIN: US89240BAD01

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.